Exhibit 99.1

NeuroMetrix, Inc. Reports Total Revenues of $11.3 Million for the Third Quarter of 2007, a Decrease of 26% from the Third Quarter of 2006; Net Loss of $3.6 Million Incurred in the Third Quarter of 2007

WALTHAM, Mass.—(BUSINESS WIRE)—October 30, 2007—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to help physicians diagnose neuropathies and neurovascular diseases, announced today the financial results for the three month and nine month periods ended September 30, 2007.

Total revenues for the three months ended September 30, 2007, the Company’s third quarter, were $11.3 million, compared with $15.3 million for the third quarter of 2006, representing a decline of 26%. During the three month periods ended September 30, 2007 and September 30, 2006, 89% and 86% of revenues, respectively, were derived from biosensor sales, 8% and 14% of revenues, respectively, were derived from diagnostic device sales and 3% and 0% of revenues, respectively, were derived from DigiScope sales. The DigiScope, a product for the detection of diabetic retinopathy licensed from EyeTel Imaging, Inc., was launched in early 2007.

Total revenues for the nine months ended September 30, 2007 were $34.5 million, compared with $41.1 million for the nine months ended September 30, 2006, representing a decline of 16%. During the nine months ended September 30, 2007 and September 30, 2006, 88% and 86% of revenues, respectively, were derived from biosensor sales, 10% and 14% of revenues, respectively, were derived from diagnostic device sales and 2% and 0% of revenues, respectively, were derived from DigiScope sales.

The gross margin percentage for the third quarter of 2007 was 73.0% of revenues, compared with 75.5% of revenues for the third quarter of 2006. In the third quarter of 2007, the gross margin percentage for biosensors was 73.9% of revenues, compared with 74.0% of revenues in the third quarter of 2006, due to a change in the mix of biosensors sold. The gross margin percentage for diagnostic devices was 77.6% of revenues for the third quarter of 2007, compared with 84.6% of revenues for the third quarter of 2006 due to lower average selling prices and lower volumes. Overall gross margins in the third quarter of 2007 were impacted by the gross margins on the DigiScope, which were 25.0%. DigiScope revenues during the third quarter of 2007 were derived from a mix of existing customer accounts we acquired from EyeTel in connection with our licensing agreement and new customers. Under the terms of our agreement with EyeTel, we remit a portion of DigiScope revenues to EyeTel and the agreed upon split of revenues from existing customer accounts is less favorable to the Company than the revenue split for new customer accounts. Effective October 1, 2007, and consistent with the terms of our original agreement with EyeTel, the split of revenues from existing customer accounts converted to the same revenue split as that used for new customer accounts. We expect that the gross margin on DigiScope revenues will continue to increase in future quarters.

The gross margin percentage for the nine months ended September 30, 2007 was 73.3% of revenues, compared with 75.7% of revenues for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the gross margin percentage for biosensors was 73.7% of revenues, compared with 74.6% of revenues for the nine months ended September 30, 2006, due to a change in the mix of biosensors sold. The gross margin percentage for diagnostic devices was 80.4% of revenues for the nine months ended September 30, 2007, compared with 82.4% of revenues for the nine months ended September 30, 2006 due to lower average selling prices and lower volumes. Overall gross margins for the nine months ended September 30, 2007 were impacted by the gross margins on the DigiScope, which were 21.5%.

The net loss for the third quarter of 2007 was $3.6 million, compared with net income of $2.1 million for the third quarter of 2006, including stock-based compensation expense of $878,000 and $635,000 for the third quarter of 2007 and 2006, respectively.

During the third quarter of 2007, we continued to experience a significant increase in professional fees relating to the government investigations previously disclosed by the Company and also relating to reimbursement matters. These expenses were recorded as general and administrative expenses. General and administrative expenses for the nine months ended September 30, 2007 increased significantly compared with the same period in 2006 as a result of an increase in professional fees relating to the government investigations, partially offset by the reversal of approximately $1.7 million in sales tax liability in the second quarter of 2007.

The net loss for the nine month period ended September 30, 2007 was $6.2 million, compared with net income of $3.2 million for the nine months ended September 30, 2006, including stock-based compensation expense of $2.3 million and $2.0 million for the nine months ended September 30, 2007 and 2006, respectively.

Basic and diluted net loss per share was $(0.28) for the three months ended September 30, 2007, compared with basic and diluted net income per share of $0.17 and $0.16, respectively, for the three months ended September 30, 2006.

Basic and diluted net loss per share was $(0.49) for the nine months ended September 30, 2007, compared with basic and diluted net income per share of $0.26 and $0.25, respectively, for the nine months ended September 30, 2006.

Cash and cash equivalents and short-term investments totaled $35.5 million as of September 30, 2007, compared with $37.1 million as of June 30, 2007 and compared with $40.3 million as of December 31, 2006.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the third quarter of 2007 were down from the same period in 2006 and were down sequentially from the second quarter of 2007 due in large part to reimbursement issues. Our business continues to be adversely impacted by policies being implemented by both Medicare and commercial insurance carriers. We believe that decisions by certain Medicare carriers to place the NC-stat in a miscellaneous CPT code (95999) and decisions by certain commercial payers to label the NC-stat as experimental and investigational, have caused our revenues to decline as customers experience higher levels of claims denials, longer periods of time to receive reimbursement and an overall environment of uncertainty.”

“We also continued to experience a decline in average biosensor usage per customer account during the third quarter of 2007, likely due to the reimbursement environment. However, we continued to expand our overall active customer count to a total of over 5,500 physician practices and clinics as of the end of the third quarter of 2007, which is a twelve-month look back at accounts utilizing the NC-stat System. A total of 258,000 biosensors were used by our customers during the third quarter of 2007, representing a decrease of 7% compared with the 276,000 biosensors used by our customers in the second quarter of 2007. We are working to ensure adequate and fair reimbursement for medically appropriate testing with the NC-stat System, and have assembled a team of resources internally and externally with expertise in healthcare reimbursement to assist us in this effort. As such, we are building on the fact that the NC-stat has FDA 510(k) clearance as comparable to conventional nerve conduction equipment, has been scientifically and clinically validated as evidenced by approximately forty five peer-reviewed publications, abstracts and posters, and is used by a broad base of physician office practices comprised of over 16,000 physicians.

“We note that the American Medical Association CPT editorial panel has established a working group to review reimbursement coding for nerve conduction studies using equipment with automated features, including the NC-stat System and other traditional equipment. This working group met in June 2007 and again in October 2007 and we had an opportunity to present to this group,” Dr. Gozani commented. “We understand that the working group is seeking input from physicians across a number of different specialties and we anticipate that one or more recommendations will be forthcoming from the working group for consideration by the AMA CPT editorial panel likely in early 2008.”

Dr Gozani continued: “We expect that revenues will continue to decline and that we will continue to incur net losses due in part to the reimbursement issues our customers are facing. However, we are focused on protecting and building our physician office business and to this end, we are pleased to announce that we have crossed over an important clinical milestone – the one millionth patient was recently tested using the NC-stat System. This demonstrates the confidence physicians have placed in the NC-stat in the care of their patients. We look forward to reporting to you on the status of the AMA process, our progress with sales of the DigiScope, our internal product development activities, including the FDA review of our 510(k) and the anticipated launch of our traditional neurodiagnostic platform called ADVANCE, and the development of our minimally invasive neurotherapeutic product. We will also continue to explore opportunities to expand our business in the neurological sector.”

Dr. Gozani commented, “Given our long term objective of selling into the physician office market through our direct sales organization, as previously disclosed, during the third quarter of 2007 we terminated the relationships we have had with independent sales agencies. It has become clear to us that the investment we are making into this distribution model is no longer commensurate with the return. We again want to express our thanks to our distributors for their professional efforts on our behalf.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, October 30, 2007 to discuss the Company’s financial results for the three and nine month periods ending September 30, 2007. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 800-573-4752 and using the confirmation code 51801436. Internationally, the conference call may be accessed by dialing 617-224-4324, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab and a replay of the webcast will be available on the Company’s website for twelve months. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 84280824. The replay will be available for three months following the conference call.

About NeuroMetrix

NeuroMetrix is a medical device company that is establishing and expanding standards of care through the design, development and sale of proprietary products used to help physicians diagnose and treat neuropathies and neurovascular disorders. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is used in over 5,500 physician’s offices and clinics in the United States. Diabetic retinopathy is a common neurovascular complication of diabetes and the leading cause of blindness among working age adults. The Company has exclusive rights in the U.S. physician office arena to market the DigiScope, which is a retinopathy detection system specifically designed for use by primary diabetes care physicians.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into the Company’s practices under these laws; product liability lawsuits that may be brought against the Company; competition; dependence upon computer and communication infrastructure utilized by the Company’s products; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:
NeuroMetrix, Inc.
Bradford Smith
781-314-2741
Chief Financial Officer
neurometrix.ir@neurometrix.com

SOURCE:
NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
		(as restated)		(as restated)
Revenues:
Diagnostic device	$925,307	$2,203,706	$3,427,684	$5,678,737
Biosensor	10,094,330	13,057,545	30,415,444	35,375,839
Other	270,367	—	680,171	—

Total revenues	11,290,004	15,261,251	34,523,299	41,054,576

Cost of revenues	3,048,014	3,735,952	9,210,267	9,993,331

Gross margin	8,241,990	11,525,299	25,313,032	31,061,245

Operating expenses:
Research and development (1)	1,290,652	1,288,151	3,772,415	3,815,304
Sales and marketing (1)	6,044,049	5,666,314	18,039,934	16,342,882
General and administrative (1)	4,905,146	2,835,281	11,116,014	8,628,302

Total operating expenses	12,239,847	9,789,746	32,928,363	28,786,488

Income (loss) from operations	(3,997,857)	1,735,553	(7,615,331)	2,274,757

Interest income	426,932	435,977	1,376,133	1,101,911

Income (loss) before provision for income taxes	(3,570,925)	2,171,530	(6,239,198)	3,376,668
Provision for income taxes	—	66,900	—	141,000

Net income (loss)	$(3,570,925)	$2,104,630	$(6,239,198)	$3,235,668

Net income (loss) per common share:
Basic	$(0.28)	$0.17	$(0.49)	$0.26
Diluted	$(0.28)	$0.16	$(0.49)	$0.25

Weighted average shares used to compute net income (loss) per common share:
Basic	12,624,465	12,539,709	12,609,761	12,477,152
Diluted	12,624,465	13,095,430	12,609,761	13,126,593

(1) Non-cash stock-based compensation expense included in these amounts is as follows:

Research and development	$140,920	$57,741	$335,034	$353,459
Sales and marketing	310,808	224,092	811,597	615,147
General and administrative	426,528	353,399	1,160,612	1,030,607

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2007	December 31, 2006

Assets
Current assets:

Cash and cash equivalents	$6,699,688	$7,909,778
Short-term held-to-maturity investments	28,802,847	32,410,685
Accounts receivable, net	6,341,528	7,698,550
Inventories, net	4,971,261	3,633,389
Prepaid expenses and other current assets	677,101	761,400
Current portion of deferred costs	448,654	370,013

Total current assets	47,941,079	52,783,815

Restricted cash	1,458,598	1,458,598
Fixed assets, net	1,059,390	1,115,436
Deferred costs	260,422	348,430

Total assets	$50,719,489	$55,706,279

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$2,496,584	$2,766,650
Accrued expenses	5,912,454	6,736,311
Current portion of deferred revenue	1,581,984	1,386,867
Current portion of capital lease obligation	12,900	—

Total current liabilities	10,003,922	10,889,828

Deferred revenue	1,020,992	1,335,138
Capital lease obligation	21,500	—
Other long-term liabilities	29,091	72,727

Total liabilities	11,075,505	12,297,693

Stockholders’ equity
Common stock	1,262	1,260
Additional paid-in capital	99,569,034	97,205,145
Deferred compensation	—	(110,705)
Accumulated deficit	(59,926,312)	(53,687,114)

Total stockholders’ equity	39,643,984	43,408,586

Total liabilities and stockholders’ equity	$50,719,489	$55,706,279